SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of Earliest Event Reported): April 7, 1997


                           TAL Wireless Networks, Inc.
             (Exact Name of Registrant as Specified in its Charter)



                  Delaware            0-26110               13-3768554
(State or Other Jurisdiction of     (Commission           (I.R.S. Employer
Incorporation or Organization)      File Number)          Identification Number)




            930 East Arques Avenue                    94086-4552
      (Address of Principal Executive Offices)        (Zip Code)


       Registrant's telephone number, including area code: (408) 523-8000




                          American Phoenix Group, Inc.
          (Former Name or Former Address if Changed Since Last Report)




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Item 5.           Other Events

         Golden Insurance Company ("Golden Eagle") has filed suit against TAL Wireless Networks, Inc. ("Registrant") in five separate but related lawsuits. The suits were filed in Superior Court of California in Orange County on April 7, 1997 and claim damages aggregating approximately $12.5 million plus interest and costs. The complaints were served on Registrant on May 21, 1997.

         The suits also name ECI Construction Services, Inc. ("ECI CS") and Environmental Control Industries, both former subsidiaries of American Phoenix Group, Inc., Registrant's predecessor by merger ("APG"), and APG's former officers and directors and controlling shareholders, Kurt Zimmerman and Daniel
D. Doud.

         Golden Eagle seeks reimbursement of losses allegedly incurred in connection with certain construction projects it purportedly completed. These projects were commenced in the early 1990's by ECI CS and Environmental Control Industries, which entities ceased operations a number of years ago.

         Registrant is evaluating the claims and is in serious discussions with Golden Eagle regarding a possible settlement. Registrant may require additional capital to fund any settlement.

         The Company's principal operating subsidiary, Tetherless Access Asia Limited, an Australian entity engaged in providing wireless data communications services to customers who are located primarily in developing economies, was acquired by Registrant in November 1996. As a result, the lawsuits are unrelated to Registrant's current business and operations.




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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



Date: June 9, 1997



                                                    TAL WIRELESS NETWORKS, INC.


                                                    By: /s/
                                                        Richard Redett, Chairman






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